EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Coastal Financial Corporation:

We consent to incorporation by reference in previously filed registration statements on Form S-8 of Coastal Financial Corporation and subsidiaries (the "Company") of our report dated October 30, 1998, relating to the consolidated statements of financial condition of the Company as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of the Company.


Greenville, South Carolina
December 23, 1998